UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Parsley Energy, Inc.

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PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Parsley Energy, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”) will be held at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701, on June 2, 2016, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect three Class II directors, each for a term of three years.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.

3. To vote on the approval, on a non-binding advisory basis, of the Company’s named executive officer compensation for the fiscal year ended December 31, 2015.

4. To vote on the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the Company’s named executive officer compensation.

5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Each outstanding share of the Company’s common stock (NYSE: PE) entitles the holder of record at the close of business on April 11, 2016, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Bryan Sheffield
President, Chief Executive Officer and Chairman of the Board

Austin, Texas

April 22, 2016

i

PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Parsley Energy, Inc. (the “Company”) requests your proxy for the 2016 Annual Meeting of Stockholders that will be held on June 2, 2016, at 8:00 a.m. Central Time, at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701 (the “Annual Meeting’). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxyvote.com. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card, and the Company’s 2015 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April  22, 2016.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following four proposals:

•	Proposal ONE: To elect the three Class II directors to the Board set forth in this Proxy Statement, each of whom will hold office until the 2019 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

•	Proposal TWO: To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	Proposal THREE: To vote on the approval, on a non-binding advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement, for the fiscal year ended December 31, 2015.

•	Proposal FOUR: To vote on the approval, on a non-binding advisory basis, of how frequently the Company should seek an advisory vote on the compensation of the Company’s Named Executive Officers.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal ONE); FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal TWO); FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2015 (Proposal THREE); and FOR the frequency, on a non-binding advisory basis, of “1 year” for future advisory votes on the Company’s Named Executive Officer compensation (Proposal FOUR).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 2, 2016

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice of 2016 Annual Meeting of Stockholders and proxy card, and the Company’s 2015 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April 22, 2016. The Notice will be sent to all of our stockholders as of the close of business on April 11, 2016 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Voting at the Annual Meeting

The Company’s Class A common stock (including restricted shares of Class A common stock), par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions (“Broadridge”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at 303 Colorado Street, Suite 3000, Austin, Texas 78701. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 157,613,283 shares of Class A Common Stock and 32,145,296 shares of Class B Common Stock outstanding, held by 27 and 11 stockholders of record, respectively. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors.

Required Votes

Election of Directors. Each director will be elected by the affirmative vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of our Independent Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Approval of Named Executive Officer Compensation. Approval, on a non-binding advisory basis, of the compensation of the Company’s Named Executive Officers for the fiscal year ended December 31, 2015 requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal. This advisory vote on executive compensation is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Frequency of Future Advisory Votes on Executive Compensation. The frequency of the say-on-pay vote—every one year, every two years or every three years—that receives the greatest number of votes will be the frequency that the stockholders approve on a non-binding advisory basis. Abstentions and broker non-votes are not taken into account in determining the outcome of this proposal. This advisory vote on the frequency of the say-on-pay vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE, FOR Proposal TWO, FOR Proposal THREE and FOR the frequency of “1 year” for future advisory votes in Proposal FOUR.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

We are a holding company that was incorporated as a Delaware corporation on December 11, 2013, for the purpose of facilitating an initial public offering (“IPO”) of common equity and to become the sole managing member of Parsley Energy, LLC, which we refer to as “Parsley LLC.” Our principal asset is a controlling equity interest in Parsley LLC. On May 22, 2014, a registration statement filed on Form S-1 with the SEC relating to shares of our Class A Common Stock, was declared effective. The IPO closed on May 29, 2014. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms when used in the present tense, prospectively or for historical periods since May 22, 2014, refer to Parsley Energy, Inc. and its subsidiaries, and for historical periods prior to May 22, 2014, refer to Parsley Energy, LLC and its subsidiaries, unless the context indicates otherwise.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class II directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at the 2019 Annual Meeting of the Stockholders, and until either they are re-elected or their successors are elected and qualified:

David H. Smith

Randolph Newcomer, Jr.

William Browning

Mr. Smith, Mr. Newcomer and Mr. Browning are currently serving as directors of the Company. If Mr. Smith, Mr. Newcomer and Mr. Browning are elected to the Board of Directors, the size of the Board will remain at seven members. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal ONE: Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Bryan Sheffield	38	President, Chief Executive Officer and Chairman of the Board
Matthew Gallagher	33	Vice President—Chief Operating Officer
Paul Treadwell	48	Vice President—Operations
Mike Hinson	47	Vice President—Land
Ryan Dalton	36	Vice President—Chief Financial Officer
Thomas B. Layman	58	Vice President—Geoscience
Colin Roberts	37	Vice President—General Counsel
Brad Smith	40	Vice President—Corporate Strategy and Investor Relations
David H. Smith(3)	46	Director
A.R. Alameddine(2)	68	Director
Randolph Newcomer, Jr.(1)(3)	49	Director
Dr. Hemang Desai(1)(2)	50	Director
William Browning(1)	62	Director
Ronald Brokmeyer (1)(2)	53	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members, and if the stockholders elect Mr. Smith, Mr. Newcomer and Mr. Browning to the Board, the Board will continue to consist of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Sheffield and Alameddine are designated as Class III directors, and their terms of office expire in 2017. Dr. Desai and Mr. Brokmeyer are designated as a Class I directors, and their terms of office expire in 2018. Messrs. Smith, Newcomer and Browning are designated as Class II directors, and, assuming the stockholders elect them to the Board as set forth in “Proposal ONE: Election of Directors” above, their terms of office will expire in 2019.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

Bryan Sheffield—President, Chief Executive Officer and Chairman of the Board. Bryan Sheffield established Parsley Energy, L.P. in 2008. He began his oil and gas career at Pioneer Natural Resources (“Pioneer”), where he was an Operations Tech monitoring Pioneer’s non-operated properties in the Spraberry Trend from 2007 to 2008. Mr. Sheffield graduated from Southern Methodist University in 2001 with a Bachelor of Business Administration in Finance. We believe that Mr. Sheffield’s experience founding and leading the growth of the Company as our President and Chief Executive Officer qualifies him to serve on our Board of Directors.

Matthew Gallagher—Vice President—Chief Operating Officer. Matthew Gallagher joined us in September 2010. Prior to joining Parsley, Mr. Gallagher served as Investor Relations Supervisor for Pioneer from 2008 to 2010. From 2005 to 2008, Mr. Gallagher held a variety of engineering roles with Pioneer, including Gulf of Mexico Shelf Reservoir Engineer, Hugoton Reservoir Engineer, and Spraberry Production and Operations

Engineer. Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from Colorado School of Mines and is a member of the Permian Basin Society of Petroleum Engineers and West Texas Geological Society.

Paul Treadwell—Vice President—Operations. Paul Treadwell joined us in July 2008. Prior to joining the Company, Mr. Treadwell spent 17 years with Parker and Parsley Petroleum Company (“Parker and Parsley”) and Pioneer in a variety of operations and management roles. Mr. Treadwell has over 29 years of experience in oil and gas operations. He has an Associate in Applied Science degree from Western Texas College and is a member of the Society of Petroleum Engineers.

Mike Hinson—Vice President—Land. Mike Hinson joined us in August 2009. Prior to joining the Company, Mr. Hinson worked in land management for Parker and Parsley and Pioneer for 12 years. He has an Associate of Arts degree from Odessa College and a Bachelor of Science degree in Kinesiology from the University of Texas of the Permian Basin. He is a member of both the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen organization.

Ryan Dalton—Vice President—Chief Financial Officer. Ryan Dalton joined us in January 2012. From 2009 to 2012, Mr. Dalton worked in the restructuring and debt advisory practice of Rothschild, an investment bank and financial advisory firm. Prior to departing to pursue an M.B.A., Mr. Dalton worked as a management consultant at AlixPartners, LP for five years. Mr. Dalton holds a Bachelor in Business Administration in Finance from Southern Methodist University and a Masters in Business Administration from the Darden School of Business at the University of Virginia.

Thomas B. Layman—Vice President—Geoscience. Thomas B. Layman has served as our Vice President—Geoscience since May 2014 and has over 35 years of oil and gas industry experience. Prior to joining the Company, from 2006 to 2014 he was employed by Chesapeake Energy Corporation (“Chesapeake”). During his tenure, he served as Vice President of Southern Division Exploration and was responsible for exploration efforts in the Mid-Continent, Permian, Fort Worth and Gulf Coast Basins. Previous roles at Chesapeake included: Vice President of Geoscience for the Eastern Division, where he directed exploration and development efforts for the Marcellus and Utica plays, and Geoscience Manager of the Barnett District. From 1994 to 2006, Mr. Layman worked for Burlington Resources as Geoscience Manager and from 1987 to 1994 at Exxon Company USA as a geologist. Mr. Layman started his career in 1981 working on drilling rigs as a mud logger. He holds a M.A. degree in Geology from the University of Texas at Austin and a B.S. degree in Agronomy from the Pennsylvania State University. He is a 30-year member of AAPG and is a Certified Petroleum Geologist. Mr. Layman currently serves on the Geology Foundation Advisory Council at the University of Texas at Austin.

Colin Roberts—Vice President—General Counsel. Colin Roberts has served as our General Counsel since April 2013. Prior to joining the Company, Mr. Roberts practiced corporate law with Alston & Bird LLP from 2008 to 2013. Mr. Roberts earned a Bachelor in Business Administration in Finance and Real Estate Finance from Southern Methodist University and a J.D. from the University of Kentucky College of Law.

Brad Smith—Vice President—Corporate Strategy and Investor Relations. Brad Smith joined us in January 2014. Before joining the Company, Mr. Smith pursued graduate studies at Princeton University starting in 2008 while simultaneously holding various research positions, including a visiting scholar role at Rice University. Mr. Smith’s previous experience includes oil and gas equity research at Credit Suisse, management consulting with PricewaterhouseCoopers, and other academic positions at Rice University. Mr. Smith graduated summa cum laude from Baylor University with a Bachelor of Arts in Business Administration and earned a Ph.D. in Sociology from Princeton University.

David H. Smith—Director. David H. Smith is the Vice-President of Davis, Gerald & Cremer, P.C. (“DGC”), a boutique oil and gas law firm, where he has practiced law since 1999. He has served on our Board of Directors since December 2013. Mr. Smith heads the business organizations & transactions practice at DGC. Prior to joining DGC, Mr. Smith practiced with Thompson & Knight in Dallas, Texas, from 1995 to 1999. Mr. Smith is a member of the advisory board of the Institute for Energy Law and a member of the Republican

Jewish Coalition. Mr. Smith is a magna cum laude graduate of the University of Houston Law Center, where he served as an Editor of the Law Review and was a member of the Order of the Coif, Order of the Barons and Phi Delta Phi. He attended Harvard University and Boston University, earning his undergraduate degree in Economics and Business Administration from Boston University in 1992. We believe that Mr. Smith’s experience representing oil and gas companies on complex business transactions qualifies him for service on our Board of Directors.

A.R. Alameddine—Director. A.R. Alameddine is the former Executive VP Worldwide Negotiation Execution and Implementation at Pioneer, a position he held from 2005 until his retirement in 2008. He has served on our Board of Directors since December 2013. Mr. Alameddine joined Pioneer in 1997 and previously held the positions of VP Domestic Business Development and later Executive VP of Worldwide Business Development. Before joining Pioneer, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company (“Mobil”) in various engineering and planning positions in the United States. In addition, he was a member of the Gas Venture Group in Stavanger Norway for three years marketing gas production from the Statfjord Field in the North Sea. Prior to his retirement from Mobil in 1997 he was the Acquisition, Trade and Sales Manager, a position he had held since 1990. Mr. Alameddine graduated from Louisiana State University in 1971 with a Bachelor degree of Science in Petroleum Engineering. We believe that Mr. Alameddine’s executive management experience in the oil and gas industry qualifies him for service on our Board of Directors.

Randolph Newcomer, Jr.—Director. Randolph Newcomer, Jr. serves as the Chief Executive Officer and President of Riverbend Oil & Gas, L.L.C. (and affiliates) (“Riverbend”), a position he has held since forming Riverbend in 2003. He has served on our Board of Directors since April 2014. Mr. Newcomer served as a Vice President of EnCap Investments L.P. (from 1997 to 2003, Houston) where he evaluated and co-managed a multitude of exploration and production financings involving mezzanine debt and equity investments. Mr. Newcomer began his career in 1989 at Amoco Production Company (Houston) (“Amoco”) serving in diverse production and reservoir engineering, business development, and acquisition and divestment roles (notably on the transaction support team associated with the formation of Altura Energy), with all Amoco service time associated with assets in the Permian Basin. He holds a B.S. in Petroleum Engineering from Texas A&M University and an Executive M.B.A. from the University of Houston. E&P companies that Mr. Newcomer has served and/or serves on the Board of Directors of include Riverbend, Ovation Energy, Chalker Energy II & III, and Navidad Resources. Furthermore, he has served or serves on the Board of Directors of Houston Producer’s Forum and the Advisory Boards of Yellowstone Academy and Stoney Creek Ranch. We believe that Mr. Newcomer’s experience as a chief executive officer of an oil and gas company, as well as his broad knowledge of the industry and oil and gas investments, qualify him for service on our Board of Directors.

Dr. Hemang Desai—Director. Hemang Desai, Ph.D., is the Accounting Department Chair and Robert B. Cullum Professor of Accounting at Southern Methodist University (“SMU”). He has served on our Board of Directors since July 2014. Dr. Desai joined SMU’s faculty in 1998 and has served as the Accounting Department Chair since 2010. His research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times and CFO Magazine. Dr. Desai’s consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie. He received a B.Sc. from St. Xavier’s College, Bombay, India in 1986, an M.B.A. from the University of New Orleans in 1990, and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University in 1997. We believe that Dr. Desai’s experience and broad knowledge in matters of capital markets and accounting qualify him for service on our Board of Directors.

William Browning—Director. William Browning has dedicated his time to serving on the boards of directors for various corporations and non-profit organizations since January 2012. He has served on our Board of Directors since August 2014. Prior to this, Mr. Browning was a senior client service partner at Ernst & Young LLP (“Ernst & Young”) from 1999 through 2012, the latter four years of which he also served as managing partner of Ernst & Young’s Los Angeles office. He began his professional career with Arthur Andersen & Co. in 1976, where he was admitted to the partnership in 1987 and named managing partner of the firm’s Oklahoma

City office in 1994. During his public accounting career, Mr. Browning accumulated experience across a number of industries, including the entire energy value chain, and developed expertise in domestic banking and regulatory compliance. He serves on the boards of directors of McCarthy Holdings, the holding company for McCarthy Building Companies, Inc., a commercial builder, Community Bank, based in Pasadena, California, and Ares Commercial Real Estate Corporation, a real estate investment trust. He received a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California, and Texas. We believe that Mr. Browning’s extensive experience on boards of directors and knowledge on accounting and auditing matters qualify him for service on our Board of Directors.

Ronald Brokmeyer—Director. Ronald Brokmeyer is the former President and General Manager of the Permian Resources business unit of Occidental Petroleum Corp. (“Occidental”), a position he held from 2013 until his retirement in July 2014. He has served on our Board of Directors since March 2016. Mr. Brokmeyer joined Occidental in 2000 and held a number of engineering and managerial positions with the company, both domestically and internationally. Mr. Brokmeyer began his career at Amoco Corporation in 1985, where he worked in different engineering roles prior to joining Altura Energy from 1997 to 2000. Mr. Brokmeyer received a Bachelor of Science in Petroleum Engineering from Texas Tech University in 1984. We believe that Mr. Brokmeyer’s extensive management and technical experience in the oil and gas industry qualifies him for service on our Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held six meetings during 2015, including two special meetings, and its independent directors met in executive session four times during 2015. During 2015, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

Executive Sessions. The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The Lead Director presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors and each Committee of the Board of Directors expects to meet a minimum of four times per calendar year in 2016 and future years.

Audit Committee. The members of the Audit Committee are Messrs. Browning, Newcomer and Brokmeyer and Dr. Desai. As described under “Transactions with Related Persons—Riverbend Permian L.L.C. Acquisition” below, Mr. Newcomer is the President and Chief Executive Officer of an entity from which we have agreed to acquire certain oil and gas interests. Prior to the consummation of the acquisition, which is expected to occur on or before May 16, 2016, Mr. Newcomer expects to resign from the Audit Committee. The Audit Committee held four meetings during 2015. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include among other duties, the responsibility to:

•	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement;

•	produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K included in this Proxy Statement;

•	otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and

•	perform such other functions as the Board may assign to the Committee from time to time.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company’s Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company’s executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities.

The members of the Compensation Committee are Messrs. Alameddine and Brokmeyer and Dr. Desai. The Compensation Committee held five meetings during 2015.

Nominating and Governance Committee. The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Stockholder Proposals; Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

The members of the Nominating and Governance Committee are Messrs. Smith and Newcomer. As described under “Transactions with Related Persons—Riverbend Permian L.L.C. Acquisition” below, Mr. Newcomer is the President and Chief Executive Officer of an entity from which we have agreed to acquire certain oil and gas interests. Prior to the consummation of the acquisition, which is expected to occur on or before May 16, 2016, Mr. Newcomer expects to resign from the Nominating and Governance Committee, at which time the Board of Directors expects to reevaluate the composition of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings during 2015.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee of the Board of Directors:

A.R. Alameddine, Chairman

Dr. Hemang Desai, Member

Ronald Brokmeyer, Member

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our rationale and policies with regard to the compensation of the executive officers who are our “Named Executive Officers” for 2015. Our Named Executive Officers include our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. Our Named Executive Officers for 2015 include:

Name	Title
Bryan Sheffield	President, Chief Executive Officer and Chairman of the Board
Ryan Dalton	Vice President—Chief Financial Officer
Matthew Gallagher	Vice President—Chief Operating Officer
Thomas B. Layman	Vice President—Geoscience
Colin Roberts	Vice President—General Counsel

This Compensation Discussion and Analysis is intended to provide context for the tabular disclosure provided in the executive compensation tables below and to provide investors with the material information necessary to an understanding of our compensation policies and decisions.

EXECUTIVE SUMMARY

We are an independent oil and natural gas company operating in the Permian Basin, where we develop unconventional oil and natural gas reserves. As we efficiently and responsibly grow reserves, production, and cash flow by developing our liquids rich resource base, we seek to create value for stockholders, employees, energy consumers, and the communities in which we work. With these goals in mind, our executive compensation program is designed to attract, retain, motivate, and appropriately reward talented and experienced executives while ensuring that the interests of the Named Executive Officers are aligned with the interests of our stockholders.

2015 Company Performance

Despite the headwinds facing the exploration and production industry during the year, we accomplished a number of significant achievements in 2015, including the following:

•	We increased full-year 2015 production by 55% over full-year 2014 production, with oil volumes increasing 69% year-over-year. Our 2015 annual production exceeded the upper bound of our target production range by 13%.

•	From the fourth quarter of 2014 to the fourth quarter of 2015, we reduced drilling and completion costs by 31%, significantly driven by what we expect to be sustainable efficiency gains, including a 35% reduction in average drilling time.

•	We strengthened our financial position over the course of 2015, exiting the year with approximately $770 million of liquidity and a net debt to adjusted annualized EBITDAX ratio of 1.5x, representing improvement on both measures relative to our standing at the end of 2014, when we had approximately $519 million of liquidity and a net debt to adjusted annualized EBITDAX ratio of 1.9x (ratios are pro forma for the acquisition announced in December 2015). Adjusted EBITDAX is not a measure of net income as determined by generally accepted accounting principles (“GAAP”). See our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a reconciliation of the non-GAAP financial measure to GAAP financial measure of net income.

•	We high-graded our asset base through strategic acquisitions, divestitures, and acreage trades, netting 390 net horizontal drilling locations and 70 lateral extensions. These transactions increased our horizontal inventory by 36% and increased the percentage of that inventory in our core area from 67% to 77%.

•	Despite a 49% decline in the projected commodity prices used by the SEC for reserve estimation, we posted strong reserve growth in 2015, increasing proved reserves by 36% year-over-year.

•	We reduced cash-based general and administrative expenses (excluding stock based compensation) from $6.68/BOE in 2014 to $5.87/BOE in 2015.

•	We successfully initiated a horizontal drilling program in the Southern Delaware Basin, paving the way for incremental value creation from what we hope will become a new core development area for the Company.

We believe that these operational and financial achievements contributed to the strong performance of our stock in 2015. Against a 30% decline in oil prices, our stock outperformed all but three U.S.-listed exploration and production stocks in 2015 per data from RBC Richardson Barr, registering 16% share price appreciation versus an average share price decline of 51% for all exploration and production stocks.

2015 U.S.-listed Exploration and Production Stock Performance

Source: RBC Richardson Barr; includes the performance of 85 U.S. publicly traded exploration and production company stocks for the period of 12/31/2014 to 12/31/2015

Material Executive Compensation Changes for 2015

*	Implemented new annual cash incentive bonus program to motivate our employees to achieve specific pre-established operational and business goals

In 2015, we implemented a new annual cash incentive bonus program. Pursuant to this program, our Compensation Committee establishes specific quantitative and qualitative metrics at the beginning of each year. Actual performance with respect to each metric determines the value of the annual cash bonus paid, if any.

*	Implemented performance-based RSUs to focus long-term equity on performance

In 2015, we implemented our new long-term equity incentive compensation program. Under the new program, 50% of the long-term equity incentive awards granted to our Named Executive Officers vest based on our relative total shareholder return and 50% vest based on continued service over time (as compared to 100% time-based awards in 2014).

*	Adopted stock ownership guidelines for non-employee directors and executives, including our Named Executive Officers

In 2015, we adopted stock ownership guidelines for both our non-employee directors and our executives to strengthen the alignment between our leadership and our stockholders.

CEO Pay at a Glance

To ensure that the interests of the Named Executive Officers are aligned with stockholders, our Compensation Committee has designed our executive compensation program to include a substantial amount of pay that is at-risk. At-risk pay may be performance-based, equity-based, or both. The first chart below shows that 82% of our President and Chief Executive Officer’s 2015 target compensation is comprised of at-risk pay, while his guaranteed base salary comprises only 18% of his target annual compensation. Similarly, the second chart below shows that, on average, 77% of our Named Executive Officers’ (excluding our President and Chief Executive Officer) 2015 target compensation is comprised of at-risk pay, while their average guaranteed base salary comprises only 23% of their average target annual compensation.

Say-on-Pay and Say-on-Frequency

As of December 31, 2015, the Company no longer qualified as an emerging growth company (as such term is defined in the Jumpstart Our Business Startups Act, also known as the JOBS Act). As such, the Company is offering stockholders the opportunity to vote, on a non-binding advisory basis, to approve the Company’s executive compensation programs as described in this Proxy Statement, colloquially known as “Say-on-Pay,” as well as the frequency of such Say-on-Pay votes, or “Say-on-Frequency.” We look forward to receiving feedback from our stockholders regarding the Company’s executive pay practices as we value our stockholders evaluation of our executive compensation programs and policies. As discussed in more detail in Proposal THREE below, the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve our executive compensation programs as described below, and to support annual Say-on-Pay votes in order to receive more frequent feedback regarding our executive compensation policies.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation policies are designed to align management and stockholder interests and create value for investors while attracting and retaining talented executives with the skills and expertise to help us achieve our financial and operational goals. We have a strong interest in the retention of our current Named Executive Officers as their dedication and experience allows us to efficiently achieve our corporate objectives and create value for stockholders. We aim to provide effective retention mechanisms while preventing excessive payments or improper incentives. We strive to maintain competitive pay practices within our industry while ensuring that our stockholders receive maximum returns and security for their investment. We accomplish this through linking our executive compensation to several measures of the Company’s short-term and long-term performance. A majority of our compensation program is structured based on pay that is at-risk.

Our Compensation Committee regularly reviews best compensation and governance practices to ensure that our executive compensation program is designed such that it is consistent with those practices while striving to achieve the compensation objectives described above. The following chart provides a brief summary of some of our compensation practices.

	What we do:		What we don’t do:

✓	Pay for performance and pay for sustained performance over multi-year performance periods	×	No single-trigger change of control vesting

✓	Substantial portion of pay at risk	×	No gross-ups for severance or change of control payments

✓	Equity awards subject to extended vesting periods	×	No guaranteed bonuses

✓	Policy prohibiting hedging transactions	×	No payment of current dividends on unvested restricted stock units

✓	Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval	×	No excessive perquisites

✓	Independent Compensation Consultant

✓	Stock ownership guidelines for non-employee directors and executives

✓	Annual compensation risk assessment

HOW WE MAKE COMPENSATION DECISIONS

Role of the Compensation Committee

The Compensation Committee has the responsibility to review and approve the compensation policies, programs, and plans for the Company’s officers and directors, including administering our 2014 Long Term Incentive Plan (“LTIP”). The Compensation Committee is also responsible for reviewing our Compensation Discussion and Analysis and producing the Compensation Committee Report with respect to our executive compensation disclosures. Finally, the Compensation Committee establishes our compensation objectives in order to maintain a competitive and effective compensation program. The Compensation Committee, in superintending the compensation of our directors and officers, employs several analytic tools and considers information from multiple resources. Subject in certain circumstances to Board approval, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to utilize the input of other parties. For more detailed information regarding the Compensation Committee, the current Compensation Committee Charter is posted on the Corporate Governance page of the investor relations section of the Company’s website at www.parsleyenergy.com.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”), as the committee’s independent compensation consultant. Meridian provides advice to and works with the Compensation Committee in designing and implementing the structure and mechanics of the Company’s executive compensation regime as well as other matters related to officer and director compensation. For example, Meridian worked with the Compensation Committee to design the new performance-based annual incentive program and long-term equity incentive program implemented in 2015. In addition, Meridian provides the Compensation Committee with external context such as relevant market and peer-company data, trends in executive compensation, and developments in executive compensation practices. This information assists the Compensation Committee in making executive and director compensation decisions based on market pay levels and best practices.

The Compensation Committee made the decision to retain Meridian, and Meridian reports directly and exclusively to the Compensation Committee. Meridian does not have authority to make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and the Compensation Committee is not required to utilize any of the information or advice provided by Meridian. In addition, other than its services performed for the Compensation Committee, Meridian does not provide additional services to management, the Company or its affiliates. The Compensation Committee has the discretion to allow Meridian to work with management in preparing or reviewing materials for the Compensation Committee’s consideration. During 2015, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, the Compensation Committee concluded that neither it nor the Company have any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2015.

Role of Executive Officers in Compensation Decisions

After reviewing the information and advice provided by Meridian, our corporate goals, historic and projected performance, the current economic environment, and any other relevant factors, the Compensation Committee determines the compensation for our President and Chief Executive Officer. In making compensation determinations with respect to the other Named Executive Officers, the Compensation Committee may consider recommendations from our President and Chief Executive Officer but retains sole discretion over final compensation determinations. Additionally, the Compensation Committee requests that the Named Executive Officers provide recommendations on the appropriate goals when establishing the qualitative and quantitative performance metrics for the short-term cash incentive program. The Compensation Committee may disregard any such suggestions or observations made by our executive officers. In addition, the Named Executive Officers may attend Compensation Committee meetings upon invitation to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but are excluded from any discussions involving the officer’s individual compensation.

Determining Compensation Levels

As discussed above, the Compensation Committee has the overall responsibility for establishing the elements, terms and target value of compensation delivered to our Named Executive Officers. The Compensation Committee strives to develop competitive, but not excessive, compensation programs for our employees and our Named Executive Officers in order to recruit and retain the best possible talent in our industry. An important element of the Compensation Committee’s decision making is compensation data produced by our independent compensation consultant, including direct data from our peer group, other industry compensation surveys, and proprietary data developed by Meridian. Using this data, the Compensation Committee will evaluate each Named Executive Officer’s individual performance, the Company’s overall performance, and market data to reach compensation decisions for individual officers.

Peer Group

Our Compensation Committee, with input from Meridian, chose our peer group after reviewing the relative size, market capitalization, revenues, enterprise value, business structure, mix of oil and gas production, and historical performance of a number of similar companies in the upstream exploration and production business. The Compensation Committee also considered to what extent we directly compete with the peer companies in making its determination (i.e., whether we operate in the same geographic location). In addition, the Compensation Committee attempted to select a sufficient number of peers to withstand possible attrition in light of an expected increase in industry consolidation. After taking these considerations into account, the Compensation Committee determined that the companies included in the table below reflect an appropriate peer group:

• Approach Resources Inc. • Bill Barrett Corp. • Bonanza Creek Energy Inc. • Eclipse Resources Corp. • Clayton Williams Energy Inc.	• Comstock Resources Inc. • Diamondback Energy Inc. • Goodrich Petroleum Corp. • Laredo Petroleum Inc. • Matador Resources Co.	• Resolute Energy Corp. • Rice Energy Inc. • Rosetta Resources Inc. • RSP Permian Inc. • Sanchez Energy Corp.

Compensation and total stockholder return data from the above peer group was used by our Compensation Committee when making decisions regarding the compensation paid to our Named Executives Officers as well as for the relative total stockholder return comparison for the Performance RSUs awarded to our Named Executive Officers in February 2015 for the three-year performance period covering January 1, 2015 through December 31, 2017. As described in “2015 Restricted Stock Unit Awards under the LTIP” below, at the end of the performance period, the Compensation Committee will certify the total stockholder return for our stock in comparison to our peer group, which will determine the payout level for the performance-based restricted stock units granted to our Named Executive Officers in 2015.

ELEMENTS OF COMPENSATION

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Base salary is an integral component of our compensation and a crucial aspect of retaining top executive talent. Since our IPO, the Compensation Committee has worked together with our President and Chief Executive Officer to determine the amount, if any, of modifications to the base salary levels for each of our Named Executive Officers, except for Mr. Sheffield’s base salary, which is set directly by the Compensation Committee alone. Adjustments to the base salary rates for the Named Executive Officers are made upon consideration of factors that our Compensation Committee deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s experience, (c) the executive’s job performance, and (d) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of the members of our Compensation Committee. After considering each of these factors, the Compensation Committee made the following adjustments to base salaries for our Named Executive Officers, effective in July of 2015.

Name	2014 Base Salary	2015 Base Salary
Bryan Sheffield	$616,087	$640,000
Ryan Dalton	$300,000	$385,000
Matthew Gallagher	$350,000	$400,000
Thomas B. Layman	$360,000	$372,000
Colin Roberts	$300,000	$330,000

The total base salary paid to each of our Named Executive Officers for services provided during 2015 is reported below in the “Salary” column of our Summary Compensation Table.

Annual Incentive Bonus—2015 Short-Term Cash Incentive Program

Following our IPO we reviewed and evaluated all of our compensation programs, including our short-term cash incentive program. During 2014, and into 2015, our Compensation Committee worked extensively with Meridian, the Compensation Committee’s independent compensation consultant, to design a new performance-based annual incentive program administered under our LTIP. The new annual incentive program, the 2015 short-term cash incentive program, measures company-wide performance based upon both quantitative and qualitative metrics. The 2015 short-term cash incentive program was implemented in order to provide pre-established objective performance criteria that could be communicated to our Named Executive Officers early in the performance period in order to motivate them to achieve specific short-term financial and operational goals. The 2015 short-term cash incentive program also provides for an established payout structure, with payout percentages that are calculated based upon actual performance as compared to equally weighted quantitative and qualitative performance goals. The quantitative metrics allow the executives to strive towards very specific numerical performance goals, while the qualitative factors allow the Compensation Committee to evaluate more holistic company goals. Furthermore, the 2015 short-term cash incentive program still allows the Compensation Committee the flexibility to adjust the award if necessary based on individual performance and any relevant market adjustments.

The quantitative performance metrics utilized in 2015, which in the aggregate were weighted 50% of the total annual incentive opportunity, included production volume, measured in million barrels of oil equivalent (“MMBOE”), lease operating expense (“LOE”), and finding and development cost for proved developed producing reserves (“PDP F&D”). LOE and PDP F&D are both measured on a unit basis (i.e., barrel of oil equivalent (“BOE”)) and are designed to incentivize expense reductions and improved operational efficiencies. The qualitative metrics that the Compensation Committee may consider include, but are not limited to, safety/environmental, general and administrative expense management (“G&A Expense”), strategic initiatives, and talent development. The qualitative metrics, in aggregate, are weighted 50% of total annual incentive opportunity. The chart below summarizes the metrics and performance levels established by the Compensation Committee for 2015.

	WEIGHTING	THRESHOLD PERFORMANCE LEVEL	TARGET PERFORMANCE LEVEL	MAXIMUM PERFORMANCE LEVEL
Quantitative Metrics	50% Aggregate Weighting
• Production	16.6%	6.9 MMBOE Payout %: 8.3%	7.1 MMBOE Payout %: 16.6%	7.3 MMBOE Payout %: 33.2%
• LOE	16.6%	$6.75/BOE Payout %: 8.3%	$6.50/BOE Payout %: 16.6%	$6.25/BOE Payout %: 33.2%
• PDP F&D	16.6%	$17.00/BOE Payout %: 8.3%	$16.50/BOE Payout %: 16.6%	$16.00/BOE Payout %: 33.2%
Qualitative Factors	50% Aggregate Weighting
• Strategic initiatives • G&A expenses • Talent development • Safety/environmental

The payout percentage for qualitative metrics is determined by the Compensation Committee in its discretion after considering the Company’s qualitative performance in the listed areas and any other areas it deems important for the year.

After the level of performance is determined, the payout percentage for each individual metric is added together to calculate the total payout percentage for each Named Executive Officer. The Compensation Committee may then adjust the total payout percentage for each participant either up or down by no more than 25% to take into account individual performance. The final payout percentage is then be multiplied by the participant’s target bonus opportunity. For 2015, each Named Executive Officer’s target bonus opportunity was equal to 100% of his base salary in effect as of December 31, 2015.

Base Salary at Fiscal Year End	X	NEO Target Bonus (% of base salary)	X	Payout Percentage (%)	+/-	Individual performance adjustments (if any)	=	Actual bonus earned

In 2015, while the Compensation Committee intended to administer the program as described above, in order to retain flexibility in the current volatile commodities market, the Compensation Committee reserved the right to increase or decrease final awards or terminate the 2015 short-term cash incentive program entirely at any time prior to settlement of the awards.

In February of 2016, the Compensation Committee met to determine the payout percentage for each metric based on the actual level of performance achieved for each of the qualitative and quantitative performance factors. The Compensation Committee reviewed and discussed the data regarding the Company’s performance as compared to the targets for each quantitative performance metric established for the 2015 fiscal year. The Compensation Committee did not exercise its discretion to adjust the total payout percentage based on individual performance, modify the final awards in any other way, or to terminate the program during 2015.

The Compensation Committee calculated the payout percentage for the quantitative metrics of 33.2% by applying the actual results for each quantitative metric for the 2015 fiscal year to the targets approved by the Compensation Committee at its February 2015 meeting. The Company failed to achieve the threshold performance levels for its LOE and PDP F&D targets, resulting in a 0% payout percentage for those two quantitative metrics, but exceeded its maximum performance level for its production target, resulting in a payout percentage of 33.2%.

With respect to the qualitative metrics, the Compensation Committee considered a variety of qualitative factors in determining a payout percentage of 23.8%. The Compensation Committee acknowledged the Company’s successes in achieving certain strategic initiatives during 2015, including reducing its drilling and completion costs through gains in operational efficiency, strengthening its financial position by improving total liquidity and its net debt to adjusted annualized EBITDAX ratios, and high grading its acreage position through strategic acquisitions, divestitures, and acreage trades. The Compensation Committee also considered the favorable trends with general and administrative expenses, including a reduction in cash-based general and administrative expenses on a unit basis year-over-year from 2014 to 2015 and the small general and administrative expense growth in comparison to significant production growth over the course of 2015. In regards to talent development, the Compensation Committee recognized the Company’s progress on employee training, internal cross-departmental educational opportunities, and the identification and promotion of key performers.

The following chart shows the Compensation Committee’s determination with respect to the 2015 short-term cash incentive program performance measures:

Quantitative Metrics
Metric	Threshold	Target	Maximum	Actual Result	Payout Percentage
Production/MMBOE	6.9 MMBOE	7.1 MMBOE	7.3 MMBOE	8.0 MMBOE	33.2%(1)
LOE	$6.75/BOE	$6.50/BOE	$6.25/BOE	$7.83/BOE	0%
PDP F&D	$17.00/BOE	$16.50/BOE	$16.00/BOE	$21.44/BOE	0%
SUB-TOTAL					33.2%

Qualitative Factors
Factor	Actual Result
• Strategic initiatives • G&A expenses • Talent development • Safety/environmental

•    The Company demonstrated significant progress in achieving certain strategic initiatives, including reducing its drilling and completion costs, strengthening its financial position, and completing strategic transactions to high grade the quality of its assets.

•    General and administrative expense growth slowed significantly in the fiscal year 2015 coming in below budget, and production growth outpaced general and administrative expense growth. In addition, cash-based general and administrative expenses on a unit basis decreased year-over-year.

•    The Company supported and encouraged professional development through a variety of initiatives.

•    Recordable safety incidents held flat while reportable environmental incidents increased year-over-year. The Company demonstrated improved training, response, and inspection capabilities.

		23.8%
TOTAL 2015 PAYOUT PERCENTAGE		57.0%

(1)	Payout percentages are capped at 200% of target payout, which for each quantitative performance metric is 33.2%.

The final payout percentage of 57%, as determined above, was then multiplied by the Named Executive Officer’s target bonus opportunity which, for 2015 was 100% of each Named Executive Officer’s base salary in effect as of December 31, 2015, in order to calculate the total bonus payable to each Named Executive Officer. The bonus amount paid to each Named Executive Officer for the 2015 fiscal year under the 2015 Short-Term

Cash Incentive Program are outlined in the chart below and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column:

Name	Base Salary as of 12/31/15($)		Target Bonus as % of Base Salary		Payout Percentage		Individual Performance Adjustments		Actual 2015 Bonus Award ($)
Bryan Sheffield	$640,000	X	100%	X	57%	+	0	=	364,800
Ryan Dalton	$385,000	X	100%	X	57%	+	0	=	219,450
Matthew Gallagher	$400,000	X	100%	X	57%	+	0	=	228,000
Thomas B. Layman	$372,000	X	100%	X	57%	+	0	=	212,040
Colin Roberts	$330,000	X	100%	X	57%	+	0	=	188,100

2014 Long-Term Incentive Plan

In connection with the closing of our IPO, our Board of Directors adopted, and our stockholders approved, a Long-Term Incentive Plan, or “LTIP,” to attract, retain, and motivate employees, directors, and other service providers. Our Named Executive Officers are eligible to participate in the LTIP, which provides for the grant of cash and equity-based awards, including options to purchase shares of our Class A Common Stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, performance awards and annual incentive awards. Since the adoption of our LTIP, we have awarded only restricted stock, restricted stock units, and short-term cash incentive bonuses pursuant to our LTIP, and we have not made awards of any other types of securities or instruments such as options or stock appreciation rights.

2015 Restricted Stock Unit Awards under the LTIP

On February 19, 2015, the Compensation Committee granted restricted stock units (“RSUs”) to each of our Named Executive Officers. One-half of the RSUs granted were awards of Performance-Based Restricted Stock Units (“Performance RSUs”) and the other one-half of the awards granted were Time-Based Restricted Stock Units (“Time RSUs”). The awards will be settled in shares of our Class A common stock, and the RSUs accrue dividend equivalents that are settled in cash within 45 days of the settlement of the shares distributed pursuant to the award. The Compensation Committee determined to award a mix of Performance RSUs and Time RSUs due to the different incentives and characteristics of each type of awards. Specifically, Performance RSUs are intended to ensure that a meaningful portion of our Named Executive Officers’ compensation is performance-based and variable based on the performance of our stock price relative to our peers, thus incentivizing our Named Executive Officers to achieve long-term company performance goals and superior operational execution. Time RSUs are intended to emphasize retention and stock ownership and serve as a more fixed and predictable compensation element, and to further align our Named Executive Officer’s compensation with the interests of our stockholders. In short, the combination of Performance RSUs and Time RSUs are intended to balance performance-based compensation with the need to retain critical talent.

All of the Time RSUs granted to the Named Executive Officers in February 2015 will vest, subject to continued employment with us and the terms of the restricted stock unit agreement and the LTIP, on February 19, 2018. For the Performance RSUs, the performance metric is relative total stockholder return, which measures the Company’s total stockholder return as compared to the total stockholder return of peer group companies over the performance period from January 1, 2015 through December 31, 2017. The Compensation Committee determined that relative total stockholder return was an appropriate performance measure over this three-year performance period because it aligns the interests of our Named Executive Officers with those of stockholders. In addition, due to the sustained volatility in commodity prices, the Compensation Committee felt that the Performance RSUs should vest based on performance relative to peers in our industry.

At the end of the three-year performance period, the Performance RSUs will vest based on the Compensation Committee’s certification of the Company’s relative total stockholder return for the performance period. Following such certification of performance, the Performance RSUs will vest as follows:

Level	Performance (Percentile Rank vs. Peers)	Payout (% of Target)
< Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
≥ Maximum	≥ 75th Percentile	200%

The Performance RSUs will be forfeited entirely if the Company does not achieve at least the threshold level of relative total stockholder return performance. In addition, under no circumstances will Performance RSUs equal to more than 200% of the target number of Performance RSUs granted be delivered. Payout levels for performance between threshold, target, and maximum shall be calculated using straight line interpolation.

Other Compensation Elements

Health, 401(k) and Life Insurance Plans—We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We provide a 200% match of salary deferrals up to 4% of eligible compensation. We may also make additional discretionary matching contributions, although no contributions were made in 2015 or are currently being contemplated for 2016. We also pay the premiums for life insurance coverage of $100,000 for each of our employees on a non-discriminatory basis.

Aircraft Policy—In 2013 we purchased a corporate aircraft to facilitate the most efficient business travel for certain executives, members of our Board of Directors, and business partners. In connection with the acquisition of the aircraft, we adopted a corporate aircraft policy (as amended, the “Aircraft Policy”) to outline our policies with respect to Company-owned, chartered or leased aircraft. Pursuant to the Aircraft Policy, the aircraft will be available to transport our executive officers, including our Named Executive Officers, members of our Board of Directors, strategic business partners, and employees designated by our President and Chief Executive Officer from time to time for facilitating or conducting our business or for Company-sponsored or directed activities. We generally encourage our executives and members of our Board of Directors to use commercial air carriers for travel whenever possible, and any travel using the aircraft must be approved in writing by our President and Chief Executive Officer. Any permitted traveler utilizing corporate aircraft for personal use not associated with business travel must obtain advance approval from our President and Chief Executive Officer, enter into a time sharing agreement, and reimburse us for all applicable expenses allowable and in accordance with FAA regulations. Notwithstanding the foregoing sentence, pursuant to his employment agreement and the Aircraft Policy, our President and Chief Executive Officer is entitled to utilize the aircraft for reasonable personal use in North America at no cost to him for up to 30 hours per calendar year. The value of unreimbursed personal use of the aircraft by our President and Chief Executive Officer will also be treated as imputed income to him for tax purposes. None of our other Named Executive Officers are entitled to unreimbursed non-business travel use of the aircraft.

Pension and Nonqualified Deferred Compensation—We have not maintained, and do not currently maintain, a defined benefit pension or nonqualified deferred compensation plan.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of our Named Executive Officers. The Compensation Committee has determined that having employment agreements with these executive officers is in the best interests of the Company and its stockholders. Many of the companies with which we compete for executive talent provide similarly situated executives with employment agreements and, as such, the agreements are an important recruiting and retention tool. We believe that the current executive officers were integral to our historical success and are vital to the continuing performance of the Company. We believe that the terms of the employment agreements are fair to the Company and that the compensation under the employment agreements is competitive relative to our peer companies while not being excessive. For a description of the terms of the employment agreements with each of our Named Executive Officers, please see the section below entitled “Narrative to the Summary Compensation and Grants of Plan-Based Awards Tables.”

POST-EMPLOYMENT ARRANGEMENTS

All of the Named Executive Officers have employment agreements with us that provide for compensatory payments and benefits upon certain termination events, including a termination event in connection with a change of control. In addition, certain awards pursuant to our LTIP provide for termination and change of control payments. For a discussion regarding the mechanics and amounts of these payments, please see the “Potential Payments Upon Termination or Change in Control” discussion below. We do not have any single-trigger arrangements (i.e., arrangements that provide for payments to executives solely upon a change in control). In exchange for the severance benefits afforded to our Named Executive Officers in their employment agreements, the Named Executive Officers are subject to certain ongoing obligations that accrue to the benefit of the Company, including certain confidentiality, non-competition, and non-solicitation obligations.

We provide these post-employment arrangements in order to retain our Named Executive Officers and to allow them to focus on enhancing the value of the Company without taking into account the personal impact of their business decisions. Our post-employment arrangements allow our Named Executive Officers to objectively manage the Company and provide a competitive benefit for attracting and retaining executives.

TAX AND ACCOUNTING CONSIDERATIONS

The Compensation Committee and the Company review and consider the tax, accounting, and securities law implications of our compensation programs.

Section 162(m)—Section 162(m) of the Code prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. There is an exception to this prohibition for performance-based awards (as that term is defined in the Code). We take the economic effects of Code Section 162(m) into consideration when determining the structure, implementation, and amount of awards paid to our executive officers, including the deductibility of our executive compensation programs. While awards granted under our LTIP, including our annual cash bonuses and equity awards, are currently not subject to Code Section 162(m), we reserve the right to pay non-deductible compensation to our executive officers. This may occur, for example, if the Compensation Committee determines that the payment of non-deductible compensation is necessary to attract, retain, and motivate executive officers.

Accounting for Executive Compensation—Currently, all equity-based compensation is accounted for under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This rule requires us to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated record cash-based awards as an expense at the time our payment obligation is accrued.

RISK ASSESSMENT AND MITIGATION

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk-taking. We believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and implementing our award structure, we worked closely with Meridian to mitigate any risks and to design the program to minimize the creation of imprudent incentives for our executives. We believe that our performance-based compensation does not encourage unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short-term and long-term compensation.

Our compensation program structure and policy includes the following features to prevent and safeguard against excessive risk-taking:

✓	Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

✓	Our long-term equity compensation rewards have performance or vesting periods of at least three years, which encourages executives to focus on sustaining the performance of the Company and its stock price;

✓	We pay compensation that is competitive with the market and our industry peers, while not being excessive;

✓	Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and executive’s long-term best interests;

✓	Our incentive compensation plans cap the maximum payout and implement design features that do not encourage excessive risk-taking;

✓	Our Compensation Committee has an appropriate level of discretion to reduce payments under the short-term cash incentive program;

✓	Our insider trading policy contains a general anti-hedging and, subject to limited exceptions with Audit Committee approval, anti-pledging policy for all insiders; and

✓	We do not have any agreements that provide for payments solely upon the occurrence of a change in control.

We believe that our executive compensation program provides our executive officers with appropriate rewards for sustained performance without giving unnecessary weight to any one factor or type of compensation and avoiding excessive risk. Our structure is designed to encourage continual superior performance. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs is not reasonably likely to have a material adverse effect on us.

Recoupment of Compensation

Our LTIP and all of our Named Executive Officers’ employment agreements are subject to deductions and clawbacks that may be required to be made pursuant to any law, government regulation or stock exchange listing requirement or by any policy adopted by us. To date, the Board has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. The Sarbanes-Oxley Act of 2002 mandates that the Chief Executive Officer and Chief Financial Officer reimburse the Company for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy. The Compensation Committee is reviewing the SEC’s proposed rules on incentive compensation clawbacks pursuant to the Dodd-Frank Act and evaluating the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy, and intends to implement a more specific clawback policy once the SEC’s rules are finalized.

Anti-Hedging and Anti-Pledging Policy

The Company maintains an insider trading policy that prohibits trading shares of our common stock when in possession of material non-public information. It also prohibits the hedging and, unless a waiver is obtained from our Audit Committee, the pledging of our shares. Since the adoption of our insider trading policy, the Audit Committee has granted two waivers to the policy’s general prohibition on pledging, authorizing our Chief Executive Officer and our Chief Operating Officer to pledge a small percentage of their total ownership position of our stock as collateral for bank loans. The Audit Committee felt that these waivers were appropriate to allow the individual officers to achieve their financial planning objectives while limiting the amount of stock pledged to a small percentage of their ownership position in our stock.

Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2015 the Board adopted stock ownership guidelines for non-employee directors and executives, including our Named Executive Officers. The details of the stock ownership guidelines applicable to our Named Executive Officers are outlined below. For information regarding the stock ownership guidelines applicable to our non-employee directors, please see the section of this Proxy Statement below entitled “Director Stock Ownership Guidelines.”

Feature	Executives
Structure and Amount	• Chief Executive Officer = 5x annual base salary • Chief Executive Officer reports and Vice Presidents = 2x annual base salary • Other Officers = 1x annual base salary
Years to Meet Requirement	Five years
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Handled on a case-by-case basis following discussion with Chief Executive Officer or other management officer

EXECUTIVE COMPENSATION DECISIONS SINCE FISCAL YEAR END

2016 Short-Term Cash Incentive Program

The 2016 short-term cash incentive program is structured in the same way as the 2015 short-term cash incentive program. In February of 2016, the Compensation Committee determined that the metrics for the 2016 short-term cash incentive program should remain the same as those used in the 2015 short-term cash incentive program. In light of the depressed commodities market, the Compensation Committee also determined that the target bonus opportunity for each of our Named Executive Officers under the 2016 short-term cash incentive program should be reduced to 60% of each officer’s base salary in effect at the 2016 fiscal year-end (down from 100% of base salary in 2015).

2016 Restricted Stock Unit Awards under the LTIP

On February 18, 2016, the Compensation Committee granted RSUs under the LTIP to each of our Named Executive Officers. Similar to the awards granted in 2015, one-half of the awards are Performance RSUs and the other one-half are Time RSUs. The Time RSUs again will vest contingent upon continued employment with us through the third anniversary of the date of grant. The Performance RSUs granted under the 2016 restricted stock unit awards have a three-year performance period and will again vest based on relative total stockholder return. The threshold, target, and maximum payout percentages remain the same as the 2015 Performance RSUs. Threshold performance must be achieved before any payout occurs, and the maximum payout is capped at 200% of the target number of Performance RSUs granted. The Compensation Committee, with input from Meridian, did determine that the peer group for the 2016 restricted stock unit awards should be updated in order to better reflect our current market position (i.e., market capitalization, revenues, enterprise value, etc.) and the expectation of continued consolidation and volatility in the energy industry. As such, the Compensation Committee selected an updated peer group for purposes of the relative total stockholder return calculation associated with the Performance RSUs awarded to Named Executed Officers in the first quarter of 2016. Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in the Proxy Statement for the fiscal year 2016.

2015 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to certain of our executive officers during the year ended December 31, 2015. Item 402 of Regulation S-K requires compensation disclosure for our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. These five officers are referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(5)(6)	Total ($)
Bryan Sheffield,	2015	$628,043	—		$2,750,366	—	$364,800	$50,003	$3,793,212
President and Chief Executive	2014	$616,087	$666,087		—	—	—	$78,568	$1,360,742
Officer	2013	$565,412	$222,435		—	$2,901,380	—	$95,352	$3,784,580

Ryan Dalton,	2015	$342,500	—		$1,222,358	—	$219,450	$21,200	$1,805,508
Vice President—Chief Financial
Officer

Matthew Gallagher,	2015	$375,000	—		$1,527,968	—	$228,000	$21,200	$2,152,168
Vice President—Chief Operating	2014	$313,750	$400,000		$594,335	—	—	$51,340	$1,359,425
Officer	2013	$221,887	$92,168		—	$354,846	—	$23,588	$692,489

Thomas B. Layman,	2015	$366,000	—		$794,512	—	$212,040	$21,200	$1,393,752
Vice President—Geoscience	2014	$231,923	$960,000	(2)	$710,250	—	—	$18,823	$1,920,996

Colin Roberts,	2015	$315,000	—		$794,512	—	$188,100	$21,200	$1,318,812
Vice President—General	2014	$282,500	$350,000		$583,035	—	—	$24,239	$1,239,774
Counsel and Secretary	2013	$184,099	$175,000		—	$743,344	—	$3,571	$1,106,014

(1)	In 2015, the Company implemented a new short-term cash incentive program under the Company’s LTIP. This new bonus program is intended to incentivize our Named Executive Officers to achieve specific goals over the course of the year. As such, amounts earned under this program in 2015 are reported in the ‘Non-Equity Incentive Plan Compensation’ column rather than the ‘Bonus’ column.
(2)	In addition to the discretionary annual cash bonus and $50,000 relocation stipend paid to all NEOs in 2014, this amount reflects a $550,000 signing bonus used as a tool to recruit and retain Mr. Layman as our Vice President-Geoscience and paid to Mr. Layman in connection with the inception of his employment with us.

(3)	For 2015, the amounts in this column represent the aggregate grant date fair value of the Time RSUs and Performance RSUs granted to each of our Named Executive Officers, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation please see Note 8 to our consolidated and combined financial statements, entitled “Equity,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See the section of our Compensation Discussion and Analysis above entitled “2015 Restricted Stock Unit Awards under the LTIP” above and the “Grants of Plan-Based Awards Table” below for additional information regarding these awards.
(4)	Messrs. Sheffield, Gallagher, and Roberts received a grant of incentive units during the 2013 fiscal year. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Amounts reflected in this column for each executive reflect an aggregate grant date fair value of the incentive units in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. All incentive units were directly or indirectly converted into Class A Common Stock in connection with our IPO and, as such, no incentive units are currently outstanding.
(5)	Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts and the value of Mr. Sheffield’s limited non-business use of an aircraft owned or leased by us, as shown in the following table.

Name	401 (k) Plan Company Matching Contributions (i)	Corporate Aircraft (ii)	Total
Bryan Sheffield	$21,200	$28,803	$50,003
Ryan Dalton	$21,200	$0	$21,200
Matthew Gallagher	$21,200	$0	$21,200
Thomas B. Layman	$21,200	$0	$21,200
Colin Roberts	$21,200	$0	$21,200

(i)	Amounts included in this column represent the amount of the Company match of 401(k) plan contributions in 2015 for each Named Executive Officer.
(ii)	The amounts in this column represent the aggregate incremental cost to us of Mr. Sheffield’s personal use of Company-owned or leased aircraft in accordance with the terms of his employment agreement, as described above in the section of our Compensation Discussion and Analysis entitled “—Other Compensation Elements—Aircraft Policy.” Incremental costs for non-business use of the Company-owned aircraft include pilot fees and expenses, landing fees, and fuel. In the event a non-business flight is taken while the aircraft owned by the Company is being repaired, the costs reported also include the cost of the aircraft lease for the non-business flight.
(6)	Due to a computational error in calculation, Company matches of 401(k) plan contributions for a portion of 2014 were not made until 2015. However, such matches were earned in 2014, and thus the “All Other Compensation” and “Total” amounts reported for 2014 have been adjusted accordingly to appropriately include those expenses.

Grants of Plan-Based Awards

The table below includes information about awards granted to our Named Executive Officers during 2015 under our LTIP, including awards under the 2015 short-term cash incentive program, Time RSUs and Performance RSUs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(# of Shares) (3)	($)(4)
Bryan Sheffield		—	$640,000	$1,280,000
	02/19/15				33,582	67,164	134,328		$1,625,369
	02/19/15							67,164	$1,124,997
Ryan Dalton		—	$385,000	$770,000
	02/19/15				14,925	29,850	59,700		$722,370
	02/19/15							29,850	$499,988
Matthew Gallagher		—	$400,000	$800,000
	02/19/15				18,657	37,313	74,626		$902,975
	02/19/15							37,313	$624,993
Thomas B. Layman		—	$372,000	$744,000
	02/19/15				9,701	19,402	38,804		$469,528
	02/19/15							19,402	$324,984
Colin Roberts		—	$330,000	$660,000
	02/19/15				9,701	19,402	38,804		$469,528
	02/19/15							19,402	$324,984

(1)	Amounts in these columns represent the target and maximum estimated payouts for awards granted under our 2015 short-term cash incentive program. The non-equity incentive plan awards are not subject to any threshold amount. The actual value of the bonuses paid to our Named Executive Officers for 2015 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, above.
(2)	Amounts in this column represent the number of Performance RSUs granted in 2015 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of Performance RSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2017 and will depend on our relative TSR performance over that period.
(3)	This column includes the number of Time RSUs granted to our Named Executive Officers during 2015.
(4)	The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC 718. For additional information regarding the assumptions underlying this calculation please see Note 8 to our consolidated and combined financial statements, entitled “Equity,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. For additional information regarding the RSUs reported in this table please see the section of our Compensation Discussion and Analysis above entitled “2015 Restricted Stock Unit Awards under the LTIP,” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with each of our Named Executive Officers, the material terms of which are summarized below.

The employment agreement with Bryan Sheffield, our President and Chief Executive Officer, has an initial three-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement provides Mr. Sheffield with an annual base salary of at least $615,000 during the term. Mr. Sheffield is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Mr. Sheffield is also entitled to the complimentary use of aircraft leased or owned by us for business purposes and also for up to 30 hours per calendar year of reasonable personal use within North America, in each case, consistent with our Aircraft Policy (as described in the section titled “Other Compensation Elements” of our Compensation Discussion and Analysis above). Pursuant to the terms of his employment agreement, Mr. Sheffield is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under Mr. Sheffield’s employment agreement are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Sheffield is also entitled to obtain an annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under his employment agreement.

We also have employment agreements with each of (i) Matthew Gallagher, our Vice President—Chief Operating Officer, (ii) Ryan Dalton, Vice President—Chief Financial Officer, (iii) Thomas B. Layman, Vice President—Geoscience, and (iv) Colin Roberts, Vice President—General Counsel. Each agreement has an initial one-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement with Mr. Gallagher provides him with an annual base salary of at least $263,000 during the term; the agreement with Mr. Dalton provides him with an annual base salary of at least $253,000 during the term; the agreement with Mr. Layman provides him with an annual base salary of at least $360,000 during the term; and the agreement with Mr. Roberts provides him with an annual base salary of at least $300,000 during the term. Each executive is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of each employment agreement, each executive is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under the employment agreements with Messrs. Gallagher, Dalton, Layman and Roberts are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Messrs. Gallagher, Dalton, Layman and Roberts are entitled to obtain a bi-annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under their employment agreements.

Outstanding Awards at Fiscal Year End

The awards reported below reflect the restricted stock and restricted stock unit awards each Named Executive Officer held as of December 31, 2015:

Name	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Bryan Sheffield	67,164	$1,239,176	134,328	$2,478,352
Ryan Dalton	53,782	$992,278	59,700	$1,101,465
Matthew Gallagher	62,191	$114,742	74,626	$1,376,850
Thomas B. Layman	34,267	$632,226	38,804	$715,934
Colin Roberts	43,807	$808,239	38,804	$715,934

(1)	The awards reported in this column include restricted shares of Class A Common Stock granted to our Named Executive Officers on May 29, 2014 (other than Mr. Sheffield, who did not received an award on that date) and Time RSUs granted to our Named Executive Officers on February 19, 2015. Each award is scheduled to vest as follows:

Name	Type of Award	Vesting Date	Number of Awards to Vest
Bryan Sheffield	Time RSU	02/19/2018	67,164
Ryan Dalton	Time RSU	02/19/2018	29,850
	Restricted Stock	05/29/2018	23,932
Matthew Gallagher	Time RSU	02/19/2018	37,313
	Restricted Stock	05/29/2018	24,878
Thomas B. Layman	Time RSU	02/19/2018	19,402
	Restricted Stock	05/29/2018	14,865
Colin Roberts	Time RSU	02/19/2018	19,402
	Restricted Stock	05/29/2018	24,405

In each case, vesting is generally contingent upon the continued provision of services by the Named Executive Officers to us from the date of grant through the date of vesting.

(2)	The amounts in this column were calculated by multiplying the number of awards reported by $18.45, the closing price of our stock on the New York Stock Exchange on December 31, 2015.
(3)	The awards reported in this column represent Performance RSUs granted to our Named Executive Officers on February 19, 2015. The number of outstanding Performance RSUs reported reflects the maximum number of Performance RSUs that could be delivered under the awards reported. This estimate is calculated based on our relative TSR ranking for the applicable performance period as of December 31, 2015, and is not necessarily indicative of what the payout percent earned will be at the end of the performance period. All awards vest on December 31, 2017, subject to the attainment of certain performance criteria as discussed in the section of our Compensation Discussion and Analysis entitled “2015 Restricted Stock Unit Awards under the LTIP,” above.

Option Exercises and Stock Vested

Name (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Bryan Sheffield	—	—
Ryan Dalton	—	—
Matthew Gallagher	—	—
Thomas B. Layman	14,865	$259,989
Colin Roberts	—	—

(1)	There have been no options exercised by our Named Executive Officers to date, as we have not awarded options pursuant to our LTIP since its inception.
(2)	The amounts in this column were calculated by multiplying the number shares acquired on vesting by $17.49, the closing price of our stock on the New York Stock Exchange on the vesting date, May 29, 2015.

Potential Payments Upon Termination or Change in Control

Employment Agreements

As described above in the section entitled “Narrative Description to the Summary Compensation Table and Grants of Plan Based Awards Table,” we have entered into employment agreements with each of our Named Executive Officers. The following summarizes the impact of certain termination events or the occurrence of a “change of control” on each Named Executive Officer’s entitlement to severance and other benefits under these employment agreements.

Pursuant to the terms of his employment agreement, Mr. Sheffield would be entitled to accrue earned but unpaid base salary, reimbursements, and other employee benefits (the “Accrued Obligations”) in the event his employment were terminated upon either our or Mr. Sheffield’s provision of a notice of nonrenewal, by us for “Cause” or by Mr. Sheffield without “Good Reason” (each as defined below), and, except as otherwise provided in the award agreement under which the award was granted, Mr. Sheffield would forfeit all unvested outstanding equity awards he held as of the date of termination. Furthermore, in the event we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) continued salary payments for 24 months, (iii) a lump sum amount equal to two times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (ii), (iv) if Mr. Sheffield elected to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then he would be entitled to reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (v) outplacement services for up to 12 months following the termination date or such time as Mr. Sheffield obtained reasonably comparable employment, whichever was earlier (the benefits described in clauses (i), (iv) and (v), collectively, the “CEO Severance Benefits”), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by Mr. Sheffield upon such termination would be forfeited for no consideration. Alternatively, Mr. Sheffield would be entitled to the Accrued Obligations and continued base salary through the end of any fiscal year in which he was terminated by reason of death or “Disability” (as defined below). Finally, if within 24 months following a “Change of Control” (as defined below) we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to the same CEO Severance Benefits described above plus (x) continued salary payments for 36 months, and (y) a lump sum amount equal to three times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (x), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by Mr. Sheffield upon such a termination would be accelerated in full. Mr. Sheffield’s employment agreement also contains certain restrictive covenants, which would require Mr. Sheffield to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause), to refrain from competing with us (except with respect to the operation of certain wells specifically referenced in the agreement) or soliciting our employees.

Pursuant to the terms of their employment agreements, Messrs. Gallagher, Dalton, Layman and Roberts would be entitled to the Accrued Obligations in the event their employment was terminated upon the provision of a notice of nonrenewal (either by us or by the executive), by us for Cause or by the executive without Good Reason, and, except as otherwise provided in the award agreement under which the award was granted, Messrs. Gallagher, Dalton, Layman and Roberts would forfeit all unvested outstanding equity awards held as of the date of termination. Furthermore, in the event we were to terminate either of Messrs. Gallagher, Dalton, Layman or Roberts without Cause, or the executive terminated his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) a lump-sum cash payment equal to 1.25 times the sum of (A) his base salary and (B) the average of the three most recent annual bonuses actually paid in the three-year period preceding the date of termination (or the period of his employment, if shorter), which amount would be paid on the first business day following the release consideration period (a 60-day period following the date of termination of employment) (the foregoing clauses (A) and (B) together, the “Cash Severance”), (iii) if Messrs. Gallagher, Dalton, Layman or Roberts elected to continue coverage under COBRA, then they would be entitled to reimbursement for a period of up to 18 months for the difference between the amount they would pay to effect and continue such coverage and the employee contribution amount that they would pay if they were still active employees, and (iv) outplacement services for up to six months following the termination date or such time as the executive obtained reasonably comparable employment, whichever was earlier (the benefits described in clauses (i), (iii) and (iv), collectively, the “VP Severance Benefits”), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by the executives upon such termination would be forfeited for no consideration. Alternatively, Messrs. Gallagher, Dalton, Layman and Roberts would be entitled to the Accrued Obligations and continued base salary through the end of any fiscal year in which they were terminated by reason of death or Disability. Finally, if within 12 months following a Change of Control we were to terminate Messrs. Gallagher, Dalton, Layman or Roberts without Cause, or Messrs. Gallagher, Dalton, Layman or Roberts were to terminate their employment for Good Reason, they would be entitled to the same VP Severance Benefits described above plus an additional 0.75 times the Cash Severance, and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by the executives upon such a termination would be accelerated in full. Messrs. Gallagher’s, Dalton’s, Layman’s and Roberts’s employment agreements also contain certain restrictive covenants, which require the executives to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event his was terminated by us without Cause), to refrain from competing with us or soliciting our employees.

As used in the employment agreements, “Cause” generally means: (i) violation of our substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive; (iii) acts or omissions evidencing a violation of the executive’s duties of loyalty and good faith; candor; fair and honest dealing; integrity; or full disclosure to us, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to the employee; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of the executive to perform his duties; (vi) breach of any part of the employment agreement by the executive; (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by the executive to obtain his position, in each case as determined by the Board in good faith and in its sole and absolute discretion.

As used in the employment agreements, “Good Reason” generally means (i) a material diminution in the executive’s base compensation, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, in each case, without Employee’s consent. Mr. Sheffield’s employment agreement provides that a requirement that he begin reporting to a corporate officer or employee rather than directly to our Board of Directors or a material diminution in the budget over which he retains authority will also constitute a “Good Reason.” The executive must provide written notice to us and we must be given an opportunity to resolve the issue prior to terminating his employment for Good Reason.

As used in the employment agreements, “Disability” generally means the executive’s inability to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

As used in the employment agreements, “Change of Control” generally means the occurrence of any of the following events:

(i) A “change in the ownership of the company” which would occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in us that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(ii) A “change in the effective control of the company” which would occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of our stock possessing 35% or more of the total voting power of our stock; or (B) a majority of the members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

(iii) A “change in the ownership of a substantial portion of the company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of our Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If any person or persons already meets one of the ownership thresholds enumerated above, the acquisition of additional shares, assets, or control will not be considered a “Change of Control.” A Change of Control of the entity for whom an employee performs services, of an entity that is a stockholder owning more than 50% of our total fair market value or total voting power (a “majority stockholder”), or any entity in a chain of entities in which each entity is a majority stockholder of another entity in the chain, ending in us will also constitute a “Change of Control.”

2014 Restricted Stock Agreements

Grants of Restricted Stock were made to each of Messrs. Dalton, Gallagher, Layman and Roberts pursuant to Restricted Stock Agreements during 2014 (the “2014 Restricted Stock Agreements”). The 2014 Restricted Stock Agreements defer to the applicable employment agreement for acceleration of shares granted under the award in the case of a termination prior to the lapse of restrictions on the shares.

2015 Restricted Stock Unit Awards under the LTIP

Grants of Performance RSUs and Time RSUs were made to each of Messrs. Sheffield, Dalton, Gallagher, Layman and Roberts pursuant to Restricted Stock Unit Agreements during 2015 (the “2015 RSU Agreements”). In the case of termination by reason of death or Disability prior to the vesting date of the RSUs, the restrictions on the Target Number of Performance RSUs and all Time RSUs will expire and such RSUs shall vest. In the case of termination by the Company without Cause (i) a pro rata portion of the Time RSUs will accelerate based on the number of days of the vesting period the executive provided services to the Company and (ii) a pro rata portion of the Performance RSUs will accelerate based on the actual performance levels achieved to the date of termination and the number of days of the performance period the executive provided services to the Company.

As used in the 2015 RSU Agreements, “Disability” generally means the executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months or (ii) receipt of income replacement benefits for a period of at least three months under a company-sponsored accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

As used in the 2015 RSU Agreements, “Cause” generally means (i) a violation of the Company’s substance abuse policy; (ii) a refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive or unacceptable performance of the same; (iii) act or omissions evidencing a violation of the executive’s duties of loyalty and good faith, candor, fair and honest dealing, integrity, or full disclosure to the Company, as well as any acts or omissions which constitute self-dealing; (iv) disobedience of orders, policies, regulations, or directives issued to the executive by the Company, including policies related to sexual harassment, discrimination, computer use or the like; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the executive’s ability to perform the executive’s job duties; (vi) revocation or suspension of any necessary license or certification; (vii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (viii) a false statement by the executive to obtain the executive’s position, in each case as determined by the Compensation Committee in good faith and in its sole and absolute discretion.

The foregoing description is not intended to be a comprehensive summary of the employment agreements and is qualified in its entirety by reference to such agreements, which are on file with the SEC. The following table sets forth the payments and benefits that would be received by each named executive officer in the event a termination of employment or a Change of Control of the Company had occurred on December 31, 2015, over and above any payments or benefits he or she otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company.

Executive	Termination of Employment by the Company Without Cause ($)	Termination of Employment by Executive for Good Reason ($)	Termination of Employment by Death or Disability ($)	Termination by Company Without Cause or by Executive for Good Reason following Change of Control ($) (1)	Termination of Employment by the Company For Cause, by Notice of Non- Renewal, or by Executive Without Good Reason ($)
Bryan Sheffield
Cash Payments(2)	$2,082,214	$2,082,214	—	$3,123,321	—
Accelerated Equity(3)	$1,181,513	—	$2,478,352	$3,717,528	—
Reimbursement of COBRA Premiums(4)	$33,458	$33,458	—	$33,458	—
Outplacement Services	$16,000	$16,000	—	$16,000	—
Total	$3,313,185	$2,131,672	$2,478,352	$6,890,307	$0
Ryan Dalton
Cash Payments(2)	$733,235	$733,235	—	$1,173,175	—
Accelerated Equity(3)	$525,105	—	$1,101,466	$2,093,743	—
Reimbursement of COBRA Premiums(4)	$33,458	$33,458	—	$33,458	—
Outplacement Services	$8,000	$8,000	—	$8,000	—
Total	$1,299,798	$774,693	$1,101,465	$3,308,376	$0
Matthew Gallagher
Cash Payments(2)	$779,236	$779,236	—	$1,246,778	—
Accelerated Equity(3)	$656,390	—	$1,376,850	$2,524,274	—
Reimbursement of COBRA Premiums(4)	$33,458	$33,458	—	$33,458	—
Outplacement Services	$8,000	$8,000	—	$8,000	—
Total	$1,477,084	$820,694	$1,376,850	$3,812,510	$0
Thomas Layman
Cash Payments(2)	$822,525	$822,525	—	$1,316,040	—
Accelerated Equity(3)	$341,310	—	$715,934	$1,348,160	—
Reimbursement of COBRA Premiums(4)	$33,458	$33,458	—	$33,458	—
Outplacement Services	$8,000	$8,000	—	$8,000	—
Total	$1,205,293	$863,983	$715,934	$2,705,658	$0
Colin Roberts
Cash Payments(2)	$688,792	$688,792	—	$1,102,067	—
Accelerated Equity(3)	$341,310	—	$715,934	$1,524,173	—
Reimbursement of COBRA Premiums(4)	$33,458	$33,458	—	$33,458	—
Outplacement Services	$8,000	$8,000	—	$8,000	—
Total	$1,071,560	$730,250	$715,934	$2,667,698	$0

(1)	A termination in connection with a Change of Control must occur within 12 months of the change of control for Messrs. Dalton, Gallagher, Layman, and Roberts and within 24 months of the change of control for Mr. Sheffield.

(2)	The amounts reported in this row are calculated based upon the executive’s base salary at the time of termination and the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment, multiplied by the applicable multiplier and paid either in lump-sum or as continued base salary, in each case, as described in the narrative above.
(3)	The amounts in this column were calculated by multiplying the number of restricted stock and restricted stock units that would accelerate under the applicable termination scenario by $18.45, the closing price of our stock on the New York Stock Exchange on December 31, 2015, assuming achievement of the maximum performance level; provided, however, any actual payout received will be determined by the Committee at the time the executive actually terminates in accordance with the terms of the applicable agreement.
(4)	The COBRA reimbursement amount is based on 2016 premiums, which is assumed for purposes of this table to remain the same for 18 months.

Director Compensation

Bryan Sheffield is a member of our Board of Directors but is employed by us and, as such, receives no additional compensation for his service on our Board of Directors. Chris Carter was a member of our Board of Directors throughout 2015 but resigned from the Board of Directors on January 5, 2016. As an employee of Natural Gas Partners (“NGP”), Mr. Carter did not receive any additional compensation for his service on our Board of Directors.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of our Company. Prior to June 1, 2015, all of our non-employee directors received (i) an annual cash retainer of $50,000, (ii) a per meeting fee of $1,000, and (iii) an annual equity grant of restricted stock equal in value to approximately $125,000 at grand date, vesting in full on the first anniversary of the date of grant. On June 1, 2015, we revised our director compensation program to bring us in line with the director compensation practices of our peer companies. The annual cash retainer and per meeting fee remained the same, but an additional annual cash retainer was added for committee chairmen and the grant date value of the annual equity grant of restricted stock was increased. All of our non-employee directors receive the following (the “2015 Director Compensation Program”):

•	An annual cash retainer of $50,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairmen; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	A per meeting fee of $1,000; and

•	An annual equity grant of restricted stock (or restricted stock units) equal in value to approximately $150,000 at grant date, vesting in full on the first anniversary of the date of grant.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

Consistent with our 2015 Director Compensation Program, on June 18, 2015, our Compensation Committee made grants of 8,403 shares of restricted Class A Common Stock to each of our non-employee directors other than Mr. Carter as compensation for services provided, and to be provided, until the next Annual Meeting. These awards of restricted stock will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP prior to that date.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
A.R. Alameddine	$67,250	$135,792	$203,042
William Browning	$67,250	$135,792	$203,041
Dr. Hemang Desai	$55,000	$135,792	$190,792
Randolph Newcomer, Jr.	$55,000	$135,792	$190,792
David H. Smith	$63,500	$135,792	$199,292

(1)	The amounts in this column represent annual cash retainers and meeting fees earned and paid with respect to 2015.
(2)	The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2015 to each director, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on the closing market price for our shares on the New York Stock Exchange on the date of grant. For additional information regarding the assumptions underlying this calculation please see Note 8 to our consolidated and combined financial statements, entitled “Equity,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our directors do not hold any stock option awards in our Company. The aggregate number of restricted stock awards held by each director as of December 31, 2015 is as follows: Mr. Alameddine, 15,160; Mr. Browning, 8,403; Mr. Desai, 8,403; Mr. Newcomer, 15,160; and Mr. Smith, 15,160.

Director Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2015 the Board adopted stock ownership guidelines for non-employee directors and executives. The details of our stock ownership guidelines applicable to non-employee directors are outlined below. For information regarding the stock ownership guidelines applicable to our executives, including our Named Executive Officers, please see the section of our Compensation Discussion and Analysis entitled “Stock Ownership Guidelines.”

Feature	Non-Employee Directors
Structure and Amount	5x annual cash retainer
Years to Meet Requirement	Five years
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Handled on a case-by-case basis following discussion with Chairman of the Board

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board of Directors;

•	self-evaluation and succession planning;

•	ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.parsleyenergy.com);

•	stockholder communications with directors; and

•	access to senior management and to independent advisors.

The Corporate Governance Guidelines are posted on the Company’s website at www.parsleyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The New York Stock Exchange (“NYSE”) has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board previously determined that the optimal Board leadership structure for us was served by the role of Chairman of the Board being held by our President and Chief Executive Officer, Mr. Sheffield. The Board determined that this leadership structure was optimal for us because it believed that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions on a regular basis, the independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, the Nominating and Governance Committee determined that there was no need for an independent lead director in 2015. In February 2016, the Nominating and Governance Committee, in connection with its annual review of the efficacy of the Board’s leadership structure, determined to recommend to the Board that it designate Mr. Alameddine as the independent lead director. The Board adopted the recommendation of the Nominating and Governance Committee at its February 2016 meeting and Mr. Alameddine was appointed Lead

Director of the Board. As Lead Director, Mr. Alameddine is responsible for preparing an agenda for the meetings of the independent directors in executive session and for providing the independent directors’ guidance and feedback to our management team.

Classified Board Structure

In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure is appropriate for the Company. A classified board provides for stability, continuity and experience among our Board of Directors. In our industry in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o General Counsel, Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Smith, Alameddine, Newcomer, Browning and Brokmeyer and Dr. Desai, are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Browning, Newcomer and Brokmeyer and Dr. Desai, are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Alameddine and Brokmeyer and Dr. Desai, are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

As described under “Transactions with Related Persons—Riverbend Permian L.L.C. Acquisition” below, Mr. Newcomer is the President and Chief Executive Officer of an entity from which we have agreed to acquire certain oil and gas interests. Upon the consummation of the acquisition, the Board of Directors expects that Mr. Newcomer will no longer be independent under the Company’s guidelines and the independence standards of the NYSE and, as a result, the Board of Directors expects Mr. Newcomer to resign from the Audit Committee and the Nominating and Governance Committee at that time, but to continue to serve as member of the Board of Directors.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2016. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Browning, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans;

•	oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the Annual Meetings, if practicable. All seven of our then-serving directors attended the 2015 Annual Meeting of Stockholders. We anticipate that all of our directors will attend the 2016 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 11, 2016, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 303 Colorado Street, Suite 3000, Austin, Texas 78701.

As of April 11, 2016, 157,613,283 shares of our Class A Common Stock and 32,145,296 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	%
5% Stockholders
Boston Partners(3)	15,957,961	10.1%	—	—	15,957,961	8.4%
Integrated Core Strategies (US) LLC(4)	7,221,846	4.6%	—	—	7,221,846	3.8%
The Vanguard Group(5)	7,035,931	4.5%	—	—	7,035,931	3.7%
Directors and Named Executive Officers:
Bryan Sheffield(6)	13,981,204	8.9%	24,518,751	76.3%	38,499,955	20.3%
Ryan Dalton(7)	730,060	0.5%	1,076,327	3.3%	1,806,387	1.0%
Matthew Gallagher(8)	457,318	0.3%	1,230,088	3.8%	1,687,406	0.9%
Colin Roberts	268,770	0.2%	—	—	268,770	0.1%
Thomas B. Layman	67,341	*	—	—	67,341	*
A.R. Alameddine	75,404	*	—	—	75,404	*
Randolph Newcomer, Jr.	34,904	*	—	—	34,904	*
David H. Smith	31,027	*	—	—	31,027	*
Dr. Hemang Desai(9)	16,647	*	—	—	16,647	*
William Browning	14,647	*	—	—	14,647	*
Ronald Brokmeyer	—	*	—	—	—	*
Directors and executive officers as a group (14 persons)	16,735,404	10.6%	29,131,581	90.6%	45,866,985	24.2%

(1)	Subject to the terms of the First Amended and Restated Limited Liability Company Agreement of Parsley LLC (the “Parsley LLC Agreement”), holders of equity interests in Parsley LLC (the “PE Unit Holders”) will have the right to exchange all or a portion of such equity interests (the “PE Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each PE Unit (and corresponding share of Class B Common Stock) exchanged. See “Transactions with Related Persons—Exchange Right.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a PE Unit Holder of its exchange right. As a result, beneficial ownership of Class B Common Stock and PE Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.
(2)	Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The PE Unit Holders will hold one share of Class B Common Stock for each PE Unit that they own. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each PE Unit held by such holder. Accordingly, the PE Unit Holders collectively have a number of votes in the Company equal to the number of PE Units that they hold.
(3)

By reason of Rule 13d-3 under the Exchange Act, Boston Partners may be deemed to be a beneficial owner of such Common Stock. To the knowledge of Boston Partners no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Common Stock which represents more than 5% of the outstanding shares of the Common Stock referred to above. This information is based solely on a Schedule 13G/A filed by Boston Partners with the SEC on February 9, 2016. The address of Boston Partners is One Beacon Street – 30th Floor, Boston, MA 02108.
(4)	As of the close of business on January 6, 2016: (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 6,007,178 shares of the Issuer’s Class A Common Stock; and (ii) Integrated Assets, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“Integrated Assets”), beneficially owned 1,214,668 shares of the Issuer’s Class A Common Stock. As of the close of business on January 6, 2016, ICS Opportunities, Ltd., an exempted limited company organized under the laws of the Cayman Islands, no longer beneficially owned any shares of the Issuer’s Class A Common Stock. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% shareholder of Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Israel A. Englander, a United States citizen, is the managing member of Millennium International Management GP and Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets. This information is based solely on a Schedule 13G/A filed by Integrated Core Strategies (US) LLC with the SEC on January 8, 2016. The address of Integrated Core Strategies (US) LLC is 666 Fifth Avenue, New York, New York, 10103.
(5)	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 144,283 shares or .10% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,800 shares or .00% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. This information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2016. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes (i) 1,711,269 shares of Class A Common Stock and 1,802,178 shares of Class B Common Stock held by Sheffield Energy Management, LLC, over which Mr. Sheffield has voting and dispositive power; and (ii) 6,500,000 shares of Class A Common Stock that are pledged to secure a bank loan.
(7)	Includes 416,099 shares of Class A Common Stock held by Butte Family Partners, LLC is an entity owned by Mr. Dalton and certain members of his family. Mr. Dalton has voting and dispositive power over these shares.
(8)	Includes 355,857 shares of Class A Common Stock that are pledged to secure a bank loan.
(9)	Includes 2,000 shares of Class A Common Stock held by The Desai Family Living Trust. Dr. Desai has voting and dispositive power over these shares.
*	Less than 0.1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of Common Stock complied with all filing requirements during 2015.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There have been no Related Party Transactions since January 1, 2015, where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Well Operations

During the year ended December 31, 2015, several of our directors, officers, 5% stockholders, their immediate family, and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that we operate. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2015, totaled $5.4 million.

As a result of this ownership, from time to time, we will be in a net receivable or net payable position with these individuals and entities. We do not consider any net receivables from these parties to be uncollectible.

Tex-Isle Supply, Inc. Purchases

We make purchases of equipment used in our drilling operations from Tex-Isle Supply, Inc. (“Tex-Isle”). Tex-Isle is controlled by a party who is also the general partner of Diamond K Interests, LP (“Diamond K”), a former member of Parsley LLC. In connection with the IPO, Diamond K exchanged its membership interest in

Parsley LLC for shares of our Class A Common Stock. As of February 11, 2015, Diamond K is no longer considered a related party as its ownership interest fell below 5% of our Class A Common Stock due to our issuance of Class A Common Stock in a private placement transaction (the “Private Placement”), which also resulted in Tex-Isle no longer being considered a related party. From January 1, 2015 to February 11, 2015, the Company made purchases of equipment used in its drilling operations totaling $9.3 million from Tex-Isle.

Spraberry Production Services, LLC

At December 31, 2015, we owned a 42.5% interest in Spraberry Production Services, LLC (“SPS”) and account for this investment using the equity method, which results in transactions between the Company and SPS and its subsidiaries being accounted for as related party transactions. During the year ended December 31, 2015, we incurred charges totaling $4.8 million for services performed by SPS for our well operations and drilling activities.

Lone Star Well Service, LLC

We make purchases of equipment used in our drilling operations from Lone Star Well Service, LLC (“Lone Star”). Lone Star is controlled by SPS. During the year ended December 31, 2015, we incurred charges total $5.0 million for services performed by Lone Star for our well operations and drilling activities.

Davis, Gerald, and Cremer

During the year ended December 31, 2015, we incurred charges totaling approximately $0.2 million for legal services from DGC of which our director David H. Smith is a shareholder.

Exchange Right

In accordance with the terms of the amended Parsley LLC Agreement, the PE Unit Holders generally have the right to exchange their PE Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each PE Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As a PE Unit Holder exchanges its PE Units, our interest in Parsley LLC will be correspondingly increased.

Tax Receivable Agreement

In connection with the IPO, we entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC, and certain holders of PE Units prior to the IPO (each such person, a “TRA Holder”), including certain executive officers. This agreement generally provides for the payment by us to a TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize (or we are deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A Common Stock pursuant to the Exchange Right (or resulting from an exchange of PE Units for cash pursuant to the cash option) and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA. If we elect to terminate the TRA early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control. As of December 31, 2015 there have been no payments associated with the TRA.

PCORE Exploration & Production, LLC Acquisition

On November 19, 2015, we entered into a purchase and sale agreement (the “PCORE Purchase Agreement”) regarding 6,040 gross (5,274 net) acres located in Upton, Reagan, and Glasscock Counties, Texas (the “PCORE Acquisition”), with 238 associated net horizontal drilling locations, for an aggregate purchase price of $148.5 million from PCORE Exploration & Production, LLC (“PCORE”). As of the date the parties entered into the PCORE Purchase Agreement, PCORE was a portfolio company of NGP, which indirectly owned approximately 5.4% of our Class A Common Stock through NGP X US Holdings, L.P. In addition, our former director Chris Carter is a managing partner of NGP. As a result of these relationships, the PCORE Acquisition was approved by disinterested members of our Board. The PCORE Acquisition closed on January 8, 2016.

Riverbend Permian L.L.C. Acquisition

On April 1, 2016, we entered into a purchase and sale agreement (the “Riverbend Purchase Agreement”) with Riverbend Permian L.L.C. (“Riverbend”). The Riverbend Purchase Agreement provides for the sale and transfer by Riverbend of its interests in 8,800 gross (6,269 net) acres located in Glasscock, Midland and Reagan Counties, Texas (the “Riverbend Acquisition”), with 168 associated net horizontal drilling locations, for an aggregate purchase price of $175.5 million in cash (subject to customary purchase price adjustments). The properties to be acquired have an estimated current net production of approximately 900 BOE/d from two horizontal and 37 vertical producing wells. Randolph Newcomer, Jr., a member of our board of directors, is the President and Chief Executive Officer of Riverbend. As the transaction involves a related party, the Riverbend Acquisition was approved by the disinterested members of our Board.

The Riverbend Acquisition has an effective date of April 1, 2016. We and Riverbend expect to close the Riverbend Acquisition on or before May 16, 2016, subject to the satisfaction of customary closing conditions, including the receipt of an opinion from an independent valuation firm with respect to the fairness of the Riverbend Acquisition.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2015, was completed by KPMG on February 29, 2016.

The Board of Directors is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2015	2014
Audit Fees(1)	$1,504,000	$1,106,240
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,504,000	$1,106,240

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements for equity securities offerings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG’s audit, audit-related, tax and other services. For the year ended December 31, 2015, the Audit Committee pre-approved 100% of the services described above.

The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2016.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED

EXECUTIVE OFFICER COMPENSATION

Because we are no longer classified as an emerging growth company under the Jumpstart Our Business Startups Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers for the fiscal year ended December 31, 2015, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers pay relative to our performance, which will attract and retain experienced, talented executives to ensure the Company’s success. Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during 2015.

During 2015, the Compensation Committee implemented a new annual cash bonus program and long-term equity incentive program, in both cases to ensure that such programs are competitively structured, are aligned with our short and long-term strategic goals and reflect a strong pay-for-performance orientation.

Below are the key actions taken and decisions made regarding the Company’s executive compensation program in 2015, as approved by the Compensation Committee with counsel from its independent compensation consultant:

•	implemented a new cash-bonus program, pursuant to which our Compensation Committee evaluated our performance for 2015 against pre-established qualitative and quantitative goals in order to determine the value of the cash bonuses paid to each of our Named Executive Officers;

•	implemented a new long-term equity incentive program comprised of performance-based restricted stock units that vest based on our relative TSR over a three-year performance period and time-based restricted stock units that vest at the end of a three-year service period; and

•	adopted stock ownership guidelines for non-employee directors and executives, including our Named Executive Officers

Our Compensation Committee and our Board have determined that the Company’s Named Executive Officer compensation aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers competitive pay relative to our performance, and therefore the Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure in this proxy statement).

Vote Required

Approval of Proposal THREE requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Recommendation

The Board unanimously recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2015 as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL FOUR:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

Dodd-Frank enables our stockholders to indicate how frequently we should seek a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Frequency” vote). By voting on this Proposal FOUR, stockholders may indicate, on a non-binding advisory basis, whether the say-on-pay advisory vote should occur every year, every two years or every three years, or abstain on this matter.

Our Board of Directors has determined that an annual non-binding advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this Proposal FOUR.

Vote Required

The frequency of the say-on-pay vote that receives the greatest number of votes—every one year, every two years or every three years—will be the frequency that the stockholders approve, on a non-binding advisory basis. Neither abstentions nor broker non-votes will have any effect on the outcome of Proposal FOUR. This advisory vote on the frequency of the say-on-pay vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Recommendation

The Board unanimously recommends that stockholders vote FOR the frequency of “1 year” for future votes, on a non-binding advisory basis, on the Company’s Named Executive Officer compensation.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Browning qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of May 9, 2014, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Audit Committee of the Board of Directors

William Browning, Chairman

Dr. Hemang Desai, Member

Randolph Newcomer, Jr., Member

Ronald Brokmeyer, Member

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2017 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 23, 2016, unless the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from June 2, 2017, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2017 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2017 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices by the close of business between February 2, 2017, and March 4, 2017. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws (the “Bylaws”).

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

While the Board of Directors does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management, to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

The Nominating and Governance Committee will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2017 if that nomination is submitted in writing by the close of business, between February 2, 2017, and March 4, 2017, to Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.

Further, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge to provide various services relating to the solicitation of proxies, including webhosting, mailing and tabulating votes, for an aggregate fee of approximately $30,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

A copy of our 2015 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2015 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Attention: General Counsel

The charters for our Audit, Compensation, and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Financial Code of Ethics are in the “Governance” section of our corporate website, which is www.parsleyenergy.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (737) 704-2300.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING

The 2016 Annual Meeting of Stockholders will be held at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701. The JW Marriott Austin is located in downtown Austin, Texas.

PARSLEY ENERGY, INC. 303 COLORADO STREET, SUITE 3000 AUSTIN, TEXAS 78701

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
			For	Against	Abstain
Nominees:

	A.	David H. Smith	☐	☐	☐

	B.	Randolph Newcomer, Jr.	☐	☐	☐

	C.	William Browning	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.		☐	☐	☐
			For	Against	Abstain

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers for the fiscal year ended December 31, 2015.		☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:			1 year	2 years	3 years	Abstain

4.	To approve, on a non-binding advisory basis, how frequently the Company should seek an advisory vote on the compensation of the Company’s Named Executive Officers.		☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

PARSLEY ENERGY, INC.

Annual Meeting of Stockholders

June 2, 2016 8:00 AM

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Bryan Sheffield and Colin Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A common stock and Class B common stock of PARSLEY ENERGY, INC. held of record by the undersigned on the record date, April 11, 2016, at the Annual Meeting of Stockholders of the Company to be held at the JW Marriott Austin, 110 E 2nd Street, Austin, Texas 78701, on Thursday, June 2, 2016 at 8:00 AM, CDT, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR proposals 1, 2, 3 and FOR the frequency of “1 Year” in proposal 4. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side